Exhibit 4.46
GUARANTEE ASSUMPTION AGREEMENT
          GUARANTEE ASSUMPTION AGREEMENT dated as of January 22, 2008 by BWE, INC., a Delaware corporation, ATLAS PEAK VINEYARDS, INC., a California corporation, BUENA VISTA WINERY, INC., a California corporation, CLOS DU BOIS WINES, INC., a California corporation, GARY FARRELL WINES, INC., a California corporation, PEAK WINES INTERNATIONAL, INC., a Delaware corporation and PLANET 10 SPIRITS, LLC, a Delaware limited liability company (collectively, the “Additional Subsidiary Guarantors”, and each individually, an “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders or other financial institutions or entities party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
          Constellation Brands, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).
          Pursuant to Section 6.09(b) of the Credit Agreement, each Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement, and an “Obligor” for all purposes of the U.S. Pledge Agreement. Without limiting the foregoing, each Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, each Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement, and in Section 2 of the U.S. Pledge Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.
          Each Additional Subsidiary Guarantor hereby agrees that Annex 1 of the U.S. Pledge Agreement shall be supplemented as provided in Attachment A hereto.
Guarantee Assumption Agreement

          IN WITNESS WHEREOF, each Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

BWE, INC. ATLAS PEAK VINEYARDS, INC. BUENA VISTA WINERY, INC. CLOS DU BOIS WINES, INC. GARY FARRELL WINES, INC. PEAK WINES INTERNATIONAL, INC. PLANET 10 SPIRITS, LLC
By:	/s/ Thomas D. Roberts
	Name:	Thomas D. Roberts
	Title:	Vice President and Assistant Treasurer

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Barbara R. Marks
	Name:	Barbara R. Marks
	Title:	Vice President

Guarantee Assumption Agreement

ATTACHMENT A
SUPPLEMENT TO ANNEX 1 TO U.S. PLEDGE AGREEMENT
PART A
PLEDGED STOCK

U.S. ISSUERS
Issuer	Certificate No.	Registered Owner	Number of Shares
BWE, Inc.	5	Constellation Wines U.S., Inc.	100
Atlas Peak Vineyards, Inc.	12	BWE, Inc.	3,860
Buena Vista Winery, Inc.	5	BWE, Inc.	7,756
Clos du Bois Wines, Inc.	C-58	BWE, Inc.	100
Gary Farrell Wines, Inc.	5	BWE, Inc.	125
Peak Wines International, Inc	2	BWE, Inc.	1,000

Guarantee Assumption Agreement

ATTACHMENT A
SUPPLEMENT TO ANNEX 1 TO U.S. PLEDGE AGREEMENT
PART B
PLEDGED INTERESTS

U.S. ISSUERS
Issuer	Certificate No.	Registered Owner	Interest
Planet 10 Spirits, LLC	1	Barton Brands, Ltd.	100%

Guarantee Assumption Agreement